Investor Contact:   Alex Lewis
                  877-784-7167

Media Contact:               Debbie Atkins                                                                      NEWS RELEASE
                          864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR END 2007

SPARTANBURG, S.C., February 13, 2008 – Denny’s Corporation (NASDAQ: DENN) today reported results for its fourth quarter and year ended December 26, 2007.

Fourth  Quarter Summary

•	Same-store sales decreased 1.2% at company units and increased 0.3% at franchised units
•	Net income increased $14.4 million to $16.7 million
•	Adjusted income before taxes decreased $3.9 million to $3.4 million
•	Sold 74 company restaurants to 19 franchisees under Franchise Growth Initiative (FGI)
•	Signed franchise restaurant development commitments for 49 new units
•	Generated $44.7 million in net asset sale proceeds
•	Reduced outstanding debt by $55.1 million, or 14%

Full Year Summary

•	Same-store sales increased 0.3% at company units and 1.7% at franchised units
•	Net income increased $4.4 million to $34.7 million
•	Adjusted income before taxes of $10.5 million exceeded guidance
•	Sold 130 company restaurants to 30 franchisees under FGI
•	Net positive unit growth for Denny’s system
•	Shifted system mix to 75% franchised units and 25% company units
•	Signed franchise restaurant development commitments for 120 new units
•	Generated $80.7 million in net asset sales proceeds
•	Reduced outstanding debt by $100.3 million, or 22%

Nelson Marchioli, President and Chief Executive Officer, stated, “Despite a challenging operating environment which got progressively more difficult throughout the year, we were able to deliver positive same store sales growth in 2007 and generate earnings above our expectations.  As importantly, we made significant progress on our Franchise Growth Initiative (FGI).  The early success of FGI is moving us more quickly towards our optimal business model with franchise restaurants now comprising 75% of the Denny’s system and contributing to a 34% increase in franchise income in the fourth quarter.  We achieved positive net unit growth for the first time in seven years and began to build a robust franchise development pipeline.  Our growth in cash flow from operations combined with the proceeds from our asset sales enabled Denny’s to pay down over $100 million in debt for the second consecutive year.”

Mr. Marchioli concluded, “Given the current economic conditions and weak consumer spending environment, it is difficult to make projections for 2008, but we will continue to execute on our strategic initiatives which we believe will improve our long-term financial performance and enhance shareholder value.  We are excited about the launch of our new ‘Real Breakfast 24/7’ campaign and the opportunity to reinforce Denny’s real breakfast dominance.  We expect to expand our development pipeline to facilitate consistent growth in our franchise system.  We will also  continue to focus on increasing operating cash flow, rationalizing our operating assets and strengthening our balance sheet.”

Fourth Quarter Results

For the fourth quarter of 2007, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $220.3 million compared with $244.4 million in the prior year quarter.  The company restaurant sales component of total revenue decreased $29.9 million due primarily to the sale of company restaurants to franchisees under the Franchise Growth Initiative.  During the fourth quarter, Denny’s opened two new company restaurants, closed two and sold 74 to franchisee operators.  A 1.2% decrease in same-store sales at company restaurants added to the impact of 74 fewer equivalent company restaurants in the fourth quarter.

Franchise revenue in the fourth quarter increased $5.8 million, or 28%, to $26.6 million primarily as a result of the Franchise Growth Initiative.  During the quarter, Denny’s franchisees opened eleven new restaurants, closed four and purchased 74 company restaurants for a net 63-unit increase in equivalent franchise restaurants.  The fourth quarter franchise revenue increase included a $3.1 million increase in franchise fees, a $1.6 million increase in franchise rental income, and a $1.1 million increase in royalties.  A $1.0 million increase in franchise costs, primarily franchise rental expense, partially offset the $5.8 million increase in franchise revenue resulting in a $4.8 million, or 34%, increase in franchise operating margin in the fourth quarter.

Company restaurant operating margin (as a percentage of company restaurant sales) for the fourth quarter was 12.0%, a decrease of 3.5 percentage points compared with the same period last year.  The margin decrease is partially attributable to the impact on fixed costs from lower same-store sales as well as continued cost pressures.  Product costs for the fourth quarter increased 0.2 percentage points to 25.3% of sales due primarily to increasing commodity costs.  Payroll and benefit costs increased 2.0 percentage points to 42.6% of sales due primarily to investment in customer experience through improved staffing levels for both restaurant crew and management.  Legal settlement expense of $0.5 million in the fourth quarter was $1.2 million, or 0.6 percentage points, higher due to an atypical benefit of $0.7 million in the prior year.

General and administrative expenses for the fourth quarter increased $1.1 million from the same period last year due primarily to a $1.5 million increase in core G&A expenses attributable to higher incentive compensation along with investments in staffing for growth initiatives, partially offset by a $0.4 million reduction in share-based compensation.

Depreciation and amortization expense for the fourth quarter decreased by $1.4 million compared with the prior year period due primarily to the sale of restaurant and real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $14.0 million in the quarter due primarily to an $11.3 million increase in gains on the sale of restaurants and real estate from the prior year quarter.
Operating income for the fourth quarter increased $7.5 million to $30.2 million due primarily to the increase in operating gains.  Excluding operating gains in both periods, operating income for the fourth quarter decreased $6.6 million on $24.1 million less total operating revenue.

Interest expense for the fourth quarter decreased $3.1 million, or approximately 23%, to $10.2 million due primarily to reduced debt balances and improved borrowing costs.

Net income for the fourth quarter was $16.7 million, or $0.17 per diluted common share, an increase of $14.4 million compared with prior year net income of $2.3 million, or $0.02 per diluted common share.  Adjusted income before taxes for the fourth quarter was $3.4 million, a decrease of $3.9 million compared with prior year adjusted income of $7.3 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

During the fourth quarter, Denny’s made considerable progress on its strategic initiative to increase franchise restaurant development through the sale of certain company restaurants.  The company sold 74 restaurant operations and certain related real estate to 19 franchisees for net asset sale proceeds of $42.6 million.  This brings the total number of company restaurants sold in 2007 to 130 and the total net asset sale proceeds to $73.2 million.

Fulfilling the unit growth expectations of this program, the franchisees that purchased company restaurants during the quarter signed development agreements to build an additional 32 new franchise restaurants.  This brings the total number of franchise restaurant development agreements signed in 2007 under FGI to 67.

In addition to franchise development agreements signed under FGI, Denny’s has been negotiating development agreements outside of the FGI program under its Market Growth Incentive Plan (MGIP).  During the fourth quarter, franchisees signed MGIP agreements to build an additional 17 franchise restaurants.  This brings the total for MGIP development agreements signed in 2007 to 53 restaurants.

The Company also divested three other real estate assets during the fourth quarter for net proceeds of $2.1 million, bringing the full year total for other real estate proceeds to $7.5 million.

During the fourth quarter, net cash proceeds from asset sales along with cash flow from operations were used to reduce outstanding debt by $55.1 million.  For 2007, total outstanding debt was reduced by $100.3 million, or approximately 22%.

Business Outlook

Certain key considerations for understanding the Company’s outlook for fiscal 2008 compared with its 2007 results include:

-	2008 will include 53 operating weeks (14 in the fourth quarter) compared with 52 operating weeks in 2007
-	The expectation of approximately 150 fewer equivalent company restaurants in 2008 compared with 2007 due to the impact of FGI across both years
-	The expectation that guest traffic may remain negative for much of 2008
-	Improved product cost margins due to proactive menu mix efforts which are expected to help offset higher commodity costs
-	Higher payroll costs as a result of higher minimum wage rates and improved staffing levels
-	Flat general and administrative expenses excluding incentive and share-based compensation
-	Lower interest expense due to significantly lower average debt balances in 2008 compared with 2007

The following financial guidance for 2008 is based on 2007 results and management’s expectations at this time.

-	Company same-store sales of (2.0%) to 0.0% compared with 0.3% in 2007
-	Franchise same-store sales of (1.0%) to 1.0% compared with 1.7% in 2007
-	4 to 6 company unit openings compared with 6 in 2007
-	30 to 34 franchise unit openings compared with 18 in 2007
-	75 to 100 units sold under FGI compared with 130 in 2007
-	A total revenue decline of $155 to $177 million from 2007
-	Company restaurant sales of $650 to $670 million, compared with $845 million in 2007
-	Franchise and license revenue of $112 to $114 million, compared with $95 million in 2007
-	Adjusted EBITDA* of $83 to $89 million compared with $93 million in 2007
-	Adjusted income before taxes* of $8 to $14 million compared with $11 million in 2007
-	Cash interest expense of $32 million compared with $39 million in 2007
-	Cash capital expenditures of $35 million compared with $33 million in 2007

* Please refer to the historical reconciliation of net income to adjusted income before taxes and adjusted EBITDA included in the tables below.

Further Information

Denny’s will provide further commentary on its results for the fourth quarter of 2007 and its outlook for 2008 on its quarterly investor conference call today, Wednesday, February 13, 2007 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com.  On the front page of the website, follow the link to “Investor Relations.”  Then select the “Webcast” icon under “Upcoming Events.”  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

The Board of Directors of Denny’s has set Wednesday, May 21, 2008, as the date for the 2008 Annual Meeting of Denny’s Shareholders to be held in Spartanburg, South Carolina.

Denny’s is America’s largest full-service family restaurant chain, consisting of 394 company-owned units and 1,152 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	12/26/07	12/27/06

Revenue:
Company restaurant sales	$193,712	$223,639
Franchise and license revenue	26,554	20,733
Total operating revenue	220,266	244,372
Costs of company restaurant sales	170,548	188,866
Costs of franchise and license revenue	7,739	6,690
General and administrative expenses	18,307	17,167
Depreciation and amortization	11,872	13,293
Operating gains, losses and other charges, net	(18,401)	(4,391)
Total operating costs and expenses	190,065	221,625
Operating income	30,201	22,747
Other expenses:
Interest expense, net	10,174	13,271
Other nonoperating expense, net	1,059	6,554
Total other expenses, net	11,233	19,825
Income before income taxes	18,968	2,922
Provision for income taxes	2,255	653
Net income	$16,713	$2,269

Net income per share:
Basic	$0.18	$0.02
Diluted	$0.17	$0.02

Weighted average shares outstanding:
Basic	94,398	92,820
Diluted	99,031	97,979

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Year	Year
	Ended	Ended
(In thousands, except per share amounts)	12/26/07	12/27/06

Revenue:
Company restaurant sales	$844,621	$904,374
Franchise and license revenue	94,747	89,670
Total operating revenue	939,368	994,044
Costs of company restaurant sales	745,940	781,777
Costs of franchise and license revenue	28,005	27,910
General and administrative expenses	67,374	66,426
Depreciation and amortization	49,347	55,290
Operating gains, losses and other charges, net	(34,828)	(47,882)
Total operating costs and expenses	855,838	883,521
Operating income	83,530	110,523
Other expenses:
Interest expense, net	42,957	57,720
Other nonoperating expense, net	668	8,029
Total other expenses, net	43,625	65,749
Income before income taxes and cumulative effect of change in accounting principle	39,905	44,774
Provision for income taxes	5,192	14,668
Net income before cumulative effect of change in accounting principle	34,713	30,106
Cumulative effect of change in accounting principle, net of tax	—	232
Net income	$34,713	$30,338

Net income per share:
Basic	$0.37	$0.33
Diluted	$0.35	$0.31

Weighted average shares outstanding:
Basic	93,855	92,250
Diluted	98,844	97,364

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/26/07	12/27/06

ASSETS
Current Assets
Cash and cash equivalents	$21,565	$26,226
Assets held for sale	6,712	4,735
Other	29,596	32,276
	57,873	63,237

Property, net	184,610	236,264
Goodwill	46,185	50,064
Intangible assets, net	62,657	66,882
Other assets	29,777	27,906
Total Assets	$381,102	$444,353

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$2,085	$5,532
Current maturities of capital lease obligations	4,051	6,979
Accounts payable and other accrued liabilities	125,331	123,291
	131,467	135,802
Long-Term Liabilities
Notes and debentures, less current maturities	325,971	415,801
Capital lease obligations, less current maturities	20,845	24,948
Other	81,689	91,379
	428,505	532,128
Total Liabilities	559,972	667,930
Total Shareholders' Deficit	(178,870)	(223,577)
Total Liabilities and Shareholders' Deficit	$381,102	$444,353

Debt Balances

(In thousands)	12/26/07	12/27/06

Credit facility revolver loans	$—	$—
Credit facility term loans	152,523	245,596
Capital leases and other debt	25,429	32,664
Senior notes due 2012	175,000	175,000
Total Debt	$352,952	$453,260

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Year	Year
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/26/07	12/27/06	12/26/07	12/27/06

Net income	$16.7	$2.3	$34.7	$30.3

Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.2)
Provision for income taxes	2.3	0.7	5.2	14.7
Operating gains, losses and other charges, net	(18.4)	(4.4)	(34.8)	(47.9)
Other nonoperating expense, net	1.1	6.6	0.7	8.0
Share-based compensation	1.8	2.2	4.8	7.6

Adjusted income before taxes (1)	$3.4	$7.3	$10.5	$12.5

Interest expense, net	10.2	13.3	43.0	57.7
Depreciation and amortization	11.9	13.3	49.3	55.3
Cash payments for restructuring charges and exit costs	(2.8)	(1.7)	(9.1)	(5.1)
Cash payments for share-based compensation	—	—	(0.9)	(0.9)

Adjusted EBITDA (1)	$22.6	$32.2	$92.9	$119.5

	Quarter	Quarter	Year	Year
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/26/07	12/27/06	12/26/07	12/27/06

Share-based compensation	$1.8	$2.2	$4.8	$7.6
Other general and administrative expenses	16.5	$15.0	62.6	58.8
Total general and administrative expenses	$18.3	$17.2	$67.4	$66.4

(1)
We believe that, in addition to other financial measures, Adjusted Income Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis.  We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	12/26/07		12/27/06

Total operating revenue (1)	$220.3	100.0%	$244.4	100.0%

Company restaurant operations: (2)
Company restaurant sales	193.7	100.0%	223.6	100.0%
Costs of company restaurant sales:
Product costs	49.0	25.3%	56.2	25.1%
Payroll and benefits	82.6	42.6%	90.8	40.6%
Occupancy	11.6	6.0%	13.1	5.8%
Other operating costs:
Utilities	9.1	4.7%	9.8	4.4%
Repairs and maintenance	4.1	2.1%	4.2	1.9%
Marketing	5.6	2.9%	7.1	3.2%
Legal settlements	0.5	0.3%	(0.7)	(0.3%)
Other	7.9	4.1%	8.4	3.8%
Total costs of company restaurant sales	$170.5	88.0%	$188.9	84.5%
Company restaurant operating margin (3)	$23.2	12.0%	$34.8	15.5%

Franchise operations: (4)
Franchise and license revenue	$26.6	100.0%	$20.7	100.0%
Costs of franchise and license revenue	7.7	29.1%	6.7	32.3%
Franchise operating margin (3)	$18.8	70.9%	$14.0	67.7%

Total operating margin (1)(3)	$42.0	19.1%	$48.8	20.0%

Other operating expenses: (1)(3)
General and administrative expenses	18.3	8.3%	17.2	7.0%
Depreciation and amortization	11.9	5.4%	13.3	5.4%
Operating gains, losses and other charges, net	(18.4)	(8.4%)	(4.4)	(1.8%)
Total other operating expenses	$11.8	5.3%	$26.1	10.7%

Operating income (1)	$30.2	13.7%	$22.7	9.3%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Annual Operating Margins
(Unaudited)

	Year		Year
	Ended		Ended
(In millions)	12/26/07		12/27/06

Total operating revenue (1)	$939.4	100.0%	$994.0	100.0%

Company restaurant operations: (2)
Company restaurant sales	844.6	100.0%	904.4	100.0%
Costs of company restaurant sales:
Product costs	215.9	25.6%	226.4	25.0%
Payroll and benefits	355.7	42.1%	372.3	41.2%
Occupancy	51.0	6.0%	51.7	5.7%
Other operating costs:
Utilities	40.9	4.8%	44.3	4.9%
Repairs and maintenance	18.3	2.2%	18.3	2.0%
Marketing	27.5	3.3%	29.9	3.3%
Legal settlements	3.6	0.4%	1.7	0.2%
Other	33.0	3.9%	37.2	4.1%
Total costs of company restaurant sales	$745.9	88.3%	$781.8	86.4%
Company restaurant operating margin (3)	$98.7	11.7%	$122.6	13.6%

Franchise operations: (4)
Franchise and license revenue	$94.7	100.0%	$89.7	100.0%
Costs of franchise and license revenue	28.0	29.6%	27.9	31.1%
Franchise operating margin (3)	$66.7	70.4%	$61.8	68.9%

Total operating margin (1)(3)	$165.4	17.6%	$184.4	18.5%

Other operating expenses: (1)(3)
General and administrative expenses	67.4	7.2%	66.4	6.7%
Depreciation and amortization	49.3	5.3%	55.3	5.6%
Operating gains, losses and other charges, net	(34.8)	(3.7%)	(47.9)	(4.8%)
Total other operating expenses	$81.9	8.7%	$73.8	7.4%

Operating income (1)	$83.5	8.9%	$110.5	11.1%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Year	Year
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	12/26/07	12/27/06	12/26/07	12/27/06

Company-Owned Same-Store Sales	(1.2%)	1.6%	0.3%	2.5%
Guest Check Average	6.3%	1.9%	4.6%	4.4%
Guest Counts	(7.1%)	(0.3%)	(4.1%)	(1.8%)

Franchised Same-Store Sales	0.3%	2.3%	1.7%	3.6%

	Quarter	Quarter	Year	Year
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	12/26/07	12/27/06	12/26/07	12/27/06

Company-Owned Units	$426.8	$423.4	$1,716.4	$1,693.5

Franchised Units	$374.0	$367.6	$1,522.6	$1,481.1

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 9/26/07	468	1,071	1,539

Units Opened	2	11	13
Units Acquired	0	0	0
Units Refranchised	(74)	74	0
Units Closed	(2)	(4)	(6)
Net Change	(74)	81	7

Ending Units 12/26/07	394	1,152	1,546

Equivalent Units
Fourth Quarter 2006	528	1,023	1,551
Fourth Quarter 2007	454	1,086	1,540
	(74)	63	(11)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 12/27/06	521	1,024	1,545

Units Opened	5	18	23
Units Acquired	1	(1)	0
Units Refranchised	(130)	130	0
Units Closed	(3)	(19)	(22)
Net Change	(127)	128	1

Ending Units 12/26/07	394	1,152	1,546

Equivalent Units
Year 2006	534	1,027	1,561
Year 2007	492	1,049	1,541
	(42)	22	(20)